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Memory Pharmaceuticals Reports Fourth Quarter
and Full Year 2005 Financial Results

MONTVALE, N.J., February 21, 2006 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY), a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, today reported its financial results for the fourth quarter and year ended December 31, 2005.

“2005 was a productive year for Memory Pharmaceuticals. We strengthened our balance sheet through a private placement, established significant new development partnerships with Amgen and The Stanley Medical Research Institute and advanced MEM 1003 into a Phase 2a Alzheimer’s disease clinical trial and MEM 3454 into a Phase 1 clinical trial,” said Jim Sulat, President and Chief Executive Officer. “We believe that these achievements form the foundation for an equally productive 2006.”

For the three months ended December 31, 2005, the Company reported a net loss according to generally accepted accounting principles (GAAP) of $3.6 million, or $0.10 per share of common stock, compared to $6.8 million, or $0.33 per share of common stock, for the comparable period in 2004. This net loss includes a non-cash gain of $2.2 million related to the warrants issued in the Company’s September 2005 private placement. For the three months ended December 31, 2005, the Company reported a non-GAAP net loss of $5.9 million, or $0.16 per share of common stock.

For the year ended December 31, 2005, the Company reported a net loss in accordance with GAAP of $31.7 million, or $1.20 per share of common stock, compared to $26.1 million, or $1.67 per share of common stock, for the comparable period in 2004. This net loss includes a non-cash charge of $1.6 million related to the warrants issued in the Company’s September 2005 private placement. For the year ended December 31, 2005, the Company reported a non-GAAP net loss of $30.0 million, or $1.14 per share of common stock.

In connection with the Company’s September 2005 private placement, the Company agreed to file a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock, and the shares of common stock issuable upon the exercise of the warrants, sold in the private placement. The Company is required to keep this registration statement effective for a maximum of two years and will be required to pay certain cash penalties if it does not meet its registration obligations. As a result of the potential for penalties if the Company fails to meet this obligation, GAAP requires that the fair value of the warrants issued in the private placement be classified as a liability on the Company’s Balance Sheet, with the change in fair value recognized in the Company’s Statement of Operations as unrealized gains or losses. In calculating non-GAAP earnings, management excludes any unrealized gains or losses on the warrants. A reconciliation of GAAP to non-GAAP earnings is presented in the tables at the end of this press release.

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. Non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

For the three months ended December 31, 2005, the Company reported revenue of $3.7 million compared to revenue of $2.4 million for the same period in 2004. Revenue for the year ended December 31, 2005 was $11.1 million compared to $9.8 million in the prior year. Revenue recognized during these periods relates to the Company’s 2002 and 2003 agreements with Hoffmann La-Roche for the development of PDE4 inhibitors and nicotinic alpha-7 agonists, respectively, and the Company’s 2005 agreement with Amgen for the development of PDE10 inhibitors.

Research and development expenses for the fourth quarter of 2005 were $8.2 million compared to $7.9 million for the comparable period in 2004. This increase is attributable to a $1.0 million milestone payment to Bayer associated with the commencement of the Phase 2a clinical trial for MEM 1003, offset by reduced employee and outside research costs. For the year ended December 31, 2005, research and development expenses were $33.7 million compared to $27.0 million in 2004. This increase is attributable to $5.8 million of increased spending relating to the clinical trials for MEM 1003 and MEM 3454, the $1.0 million milestone payment to Bayer, and a $1.3 million non-cash compensation expense charge associated with the modification of a former executive officer’s stock option agreement, offset by reduced spending on lab supplies and outside research costs.

General and administrative expenses for the three months ended December 31, 2005 were $2.0 million, compared to $1.7 million for the comparable period in 2004, due to increased employee and legal expenses. For the year ended December 31, 2005, general and administrative expenses were $8.4 million compared to $7.4 million in 2004. This increase is primarily the result of the costs associated with being a public company and an increase in legal fees relating to the maintenance and expansion of the Company’s intellectual property portfolio.

At December 31, 2005, the Company had cash, cash equivalents and marketable securities of approximately $44.1 million, compared to $41.1 million at December 31, 2004. This amount includes the proceeds generated from the $30.6 million private placement of stock and warrants in September 2005. The Company believes that its existing cash, cash equivalents, and marketable securities, together with payments required to be made under its collaboration agreements, will be sufficient to fund operating expenses, repayment of equipment notes, and capital equipment requirements through the first quarter of 2007.

Fourth Quarter 2005 and Year-to-date 2006 Highlights

Progress with Research & Development Programs

— MEM 1003:

Announced Results from US Phase 1b Safety and Tolerability Study. In December 2005, Memory Pharmaceuticals announced preliminary results from the Phase 1b study of MEM 1003 in Alzheimer’s patients, which showed the drug to be safe and generally well-tolerated at the dose ranges tested. In addition, the results demonstrated that MEM 1003 is cognitively safe in patients with Alzheimer’s disease.

Initiated Phase 2a AD Trial. In November 2005, Memory Pharmaceuticals announced the dosing of the first patient in a multi-center, randomized, double-blind, placebo-controlled Phase 2a clinical trial of MEM 1003 in patients with mild to moderate Alzheimer’s disease.

— MEM 3454:

Completed dosing in Phase 1 Trial for MEM 3454. In February 2006, Memory Pharmaceuticals completed dosing in the Phase 1 clinical trial of MEM 3454, its lead nicotinic alpha-7 receptor agonist, in healthy volunteers. Top-line results will be reported in the second quarter of 2006. The Company initiated this trial in February 2005.

Established Collaborations to Support Development of Pipeline

— Agreement with The Stanley Medical Research Institute (SMRI) to Develop MEM 1003 for Bipolar Disorder. In December 2005, Memory Pharmaceuticals announced this agreement, under which the Company could receive up to $3.2 million from SMRI to fund the clinical development of MEM 1003 for a Phase 2a trial of MEM 1003 in acute mania in bipolar disorder. The Company intends to commence this trial in the first half of 2006.

— Entered into PDE10 Inhibitor Collaboration with Amgen Inc. In October 2005, Memory Pharmaceuticals announced an exclusive worldwide collaboration and license agreement with Amgen to develop PDE10 inhibitors as a potential treatment for certain neurological and psychiatric disorders. The Company received an upfront payment of $5.0 million.

Conference Call and Webcast Information

Memory Pharmaceuticals will hold a conference call on Tuesday, February 21, 2006, at 9:00 a.m. ET to discuss the Company’s fourth quarter and full year 2005 financial results. The conference call will also be broadcast live from the “Investors” section of the Company’s website.

Memory Pharmaceuticals’ senior management will host the conference call.

Investors and other interested parties may access the call as follows:

Date:	Tuesday, February 21, 2006
Time:	9:00 a.m. ET
Telephone (U.S.):	866-700-0161
Telephone (international):	617-213-8832
Participant Passcode:	15449770
Webcast:	http://www.memorypharma.com under the
“Investors” section

An audio replay of the conference call will be available from 11:00 a.m. ET on Tuesday, February 21, 2006, until Tuesday, February 28, 2006. To access the replay, please dial 888-286-8010 (U.S.) or 617-801-6888 (international) and enter passcode number 25609231. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression, bipolar disorder, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; achieving milestones under Memory Pharmaceuticals’ collaborations; obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

# # #

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands — except share and per share information)
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2005		2004	2005	2004
Revenue		$3,705	$2,430	$11,116	$9,780

Operating expenses:
Research and development		8,174	7,914	33,684	26,975
General and administrative		2,018	1,718	8,443	7,393

Total operating expenses		10,192	9,632	42,127	34,368

Loss from operations		(6,487)	(7,202)	(31,011)	(24,588)

Change in fair value of warrants		2,243	—	(1,641)	—
Interest income, net		375	110	750	243

Net loss before income taxes		(3,869)	(7,092)	(31,902)	(24,345)
Income taxes		(224)	(256)	(217)	(249)

Net loss		(3,645)	(6,836)	(31,685)	(24,096)
Less preferred stock dividends and accretion		—	—	—	2,022

Net loss attributable to common stockholders		$(3,645)	$(6,836)	$(31,685)	$(26,118)

Basic and diluted net loss per share of common stock		$(0.10)	$(0.33)	$(1.20)	$(1.67)

Basic and diluted weighted average number of shares of common stock outstanding		37,417,068	20,488,381	26,350,193	15,605,985

Pro forma basic and diluted net loss per share[1]		$(0.10)	$(0.33)	$(1.20)	$(1.27)

Pro forma basic and diluted weighted average number of shares
of common stock outstanding[1]		37,417,068	20,488,381	26,350,193	18,930,226
Non-GAAP net loss attributable to common stockholders[2]		$(5,888)	$(6,836)	$(30,044)	$(26,118)

Non-GAAP basic and diluted net loss per share of common	$
stock[2]		(0.16)	$(0.33)	$(1.14)	$(1.67)

Pro forma basic and diluted net loss per share gives effect to the automatic conversion of the Company’s outstanding convertible preferred stock into 13,295,427 shares of common stock in 2004 for the period prior to the actual conversion date of April 8, 2004. All of the company’s outstanding preferred stock automatically converted into shares of common stock upon completion of the Company’s initial public offering.

2 Non-GAAP net loss and per share amounts for the three months and year ended December 31, 2005, are adjusted by $2,243 and $(1,641) respectively, representing the unrealized gain/(loss) on the warrants issued in conjunction with the September 2005 financing.

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Cash, cash equivalents and marketable securities	$44,079	$41,096
Other current assets	2,562	1,413
Restricted cash	505	505
Property and equipment, net	9,167	10,376
Other assets	—	7

Total assets	$56,313	$53,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (excluding deferred revenue)	$5,901	$6,674
Warrant Liability	8,477	—
Equipment notes payable, less current portion	1,089	1,714
Deferred revenue	19,895	17,567

Total liabilities	35,362	25,955
Stockholders’ equity	20,951	27,442

Total liabilities and stockholders’ equity	$56,313	53,397